Exhibit 5.1

September 25, 2009

ProUroCare Medical Inc.

6440 Flying Cloud Drive, Suite 101

Eden Prairie, MN 55344

Re:          Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for ProUroCare Medical Inc., a Nevada corporation (the “Company”), in connection with the Company’s filing of a Registration Statement on Form S-3 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Act”), of (i) the issuance of warrants (the “Warrants”) to purchase an aggregate of 6,108,381 shares of Common Stock (the “Warrant Shares”), and (ii) the issuance of the Warrant Shares upon exercise of the Warrants.  Collectively, the Warrants and Warrant Shares are referred to herein as the “Securities.”

In connection with rendering this opinion, we have examined such corporate records, certificates and other documents, together with such questions of law as we consider necessary or appropriate for purposes of rendering this opinion.

Based upon the foregoing, and upon the representations and information provided by the Company, we hereby advise you that in our opinion:

1.               The Warrants have been duly authorized by the Company and, when issued in accordance with the terms of the Registration Statement and the related Offer Letter/Prospectus, will constitute valid and binding obligations of the Company enforceable in accordance with their terms.

2.               The Warrant Shares have been duly authorized by the Company and, when issued upon exercise of the Warrants in accordance with their terms, will be validly issued, fully paid and non-assessable.

We have assumed, among other things, the genuineness of all signatures and authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. In examining documents executed by parties other than the Company we have assumed that such parties have all necessary power to enter into and perform all of their obligations thereunder and have also assumed the due authorization by all requisite action of the execution, delivery and performance of such documents by such parties, that such documents are legal, valid, binding and enforceable obligations of such parties in accordance with their respective terms and that the representations and warranties made in such documents by such parties are true and correct. We have also assumed that each natural person executing any document relating to the matters covered by this opinion letter has the capacity and is legally competent to do so.  We have also assumed that the exercise price of the Warrants is considered fair to the Company.

Our opinions expressed above are specifically subject to the following additional limitations, exceptions, qualifications and assumptions:

(A) The legality, validity, binding nature and enforceability of the Company’s obligations under the Securities may be subject to or limited by (1) bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws affecting the rights of creditors generally; (2) general principles of equity (whether relief is sought in a proceeding at law or in equity), including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of any court of competent jurisdiction in awarding specific performance or injunctive relief and other equitable remedies; (3) the limitations or restrictions on a party’s ability to enforce contractual rights or bring a cause of action under state law or within the courts of such state if such party has failed to comply with applicable qualification, authorization, registration, notice or similar filing requirements of such state; and (4) without limiting the generality of the foregoing, (a) principles requiring the consideration of the impracticability or impossibility of performance of the Company’s obligations at the time of the attempted enforcement of such obligations, (b) the effect of court decisions and statutes which indicate that provisions of the Securities, which permit a party to take action or make determinations, may be subject to a requirement that such action be taken or such determinations be made on a reasonable basis in good faith or that it be shown that such action is reasonably necessary for the party’s protection and (c) public policy considerations.

(B) We express no opinion as to the enforceability under certain circumstances of provisions (i) to the effect that rights or remedies may be exercised without notice and failure or delay to exercise is not a waiver of rights or remedies, that every right or remedy is cumulative, not exclusive, and may be exercised in addition to or with any other right or remedy, or that election of a particular remedy or remedies does not preclude recourse to one or more remedies and (ii) prohibiting waivers of any terms of the Securities other than in writing, or prohibiting oral modifications thereof or modification by course of dealing. In addition, our opinions are subject to the effect of judicial decisions that may permit the introduction of extrinsic evidence to interpret the terms of written contracts such as the Securities.

We are members of the Bar of the State of Minnesota and the foregoing opinion is limited to the laws of the State of Minnesota and the federal laws of the United States of America. We have assumed that insofar as the substantive law of any other jurisdiction is applicable to any of the matters opined on herein, such law is not materially different from that of the State of Minnesota.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” included in the Registration Statement and the related Offer Letter/Prospectus.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purposes or relied upon by or furnished to any other person without our prior written consent.

Very truly yours,

/s/ Fredrikson & Byron, P.A.

FREDRIKSON & BYRON, P.A.